Exhibit 99.1

Company Contact: Donald R. Peck, CFO 617-638-2000	Porter, LeVay & Rose, Inc. Cheryl Schneider, VP – Investor Relations 212-564-4700

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD ANNOUNCES BANK OF AMERICA OPTS OUT OF
AUTOMATIC ANNUAL RENEWAL OF DIRECT-TO-CONSUMER PROGRAM

—Current Contract Remains in Place until May 2006—
—Bank of America Plans to Negotiate Ongoing Relationship Over Coming Months—

BOSTON, MA, November 2, 2005 – The First Marblehead Corporation (NYSE: FMD), a leading provider of outsourcing services for private, non-governmental education lending, announced that it received a notice from Bank of America today seeking to avoid automatic annual renewal of its contract with First Marblehead for Direct-to-Consumer (DTC) private student loan origination and securitization services.  In accordance with the current contract, the agreement would have renewed automatically for an additional term of one year from May 1, 2006 without such a notice being provided by today.  Today’s notification does not affect Bank of America’s relationship with First Marblehead with respect to its school channel or GATE private student loan offerings.

Bank of America has also informed First Marblehead that it will continue active negotiations regarding its ongoing relationship for its DTC program.

Jack L. Kopnisky, Chief Executive Officer and President of First Marblehead, stated, “While we did not expect to receive this notice with regard to our DTC program, we understand that this precautionary decision allows the Bank the utmost flexibility in arriving at an appropriate new agreement.  We will continue to work with Bank of America toward enhancing our future relationship.”

About The First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for fiscal year 2006 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of November 2, 2005. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include our relationships with key clients and the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s annual report on Form 10-K filed with the Securities and Exchange Commission on September 7, 2005.  These risks could cause actual results of the industry or our actual results for fiscal year 2006 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

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